Exhibit 10.1

NOTICE OF GRANT OF PERFORMANCE-BASED STOCK OPTION	Super Micro Computer, Inc. ID: 77-0353939 980 Rock Ave. San Jose, CA 95131 (408) 503-8000

Charles Liang

You (“you” or the “Grantee) have been granted Option Rights to purchase shares of Common Stock (the “Option”) of Super Micro Computer, Inc. subject to the terms and conditions in the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan (the “Plan”) and the attached Nonqualified Stock Option Award Agreement (together with this Notice of Grant of Performance-Based Stock Option, the “Agreement”), as follows:

Date of Grant:	March 2, 2021
Option Exercise Price:	$45.00
Total Number of Shares of Common Stock Covered by the Option:	1,000,000
Total Option Exercise Price:	$45,000,000
Type of Option:	Nonqualified
Expiration Date:	March 2, 2031

I.Vesting Terms:
a.The Option is a performance-based stock option award and shall have the opportunity to vest and become exercisable (unless earlier terminated as provided in the Nonqualified Stock Option Award Agreement) upon the satisfaction of both Stock Price Milestones and Revenue Milestones, as defined and described in more detail below, prior to the end of the applicable Performance Period (as defined below), in each case, so long as the Grantee continues as the Chief Executive Officer of the Company (or in such other position with the Company or a Subsidiary as the Grantee and the Board may agree) through the applicable date of Certification (as defined below).
b.As detailed in Table 1, the Option is divided into five (5) vesting tranches (each a “Tranche”), with each Tranche representing a portion of the Option covering that number of shares of Common Stock specified next to the applicable Tranche number in Table 1 below. Each Tranche shall vest upon (i) satisfaction of the Stock Price Milestone set forth next to the applicable Tranche in Table 1 below (each, a “Stock Price Milestone”) and (ii) the achievement of the Revenue Milestone set forth next to the applicable Tranche in Table 1 below (each, a “Revenue Milestone”) prior to the end of the applicable Performance Period, all subject to the Grantee continuing to serve as the Chief Executive Officer of the Company (or in such other position with the Company or a Subsidiary as the Grantee and the Board may agree) through the date the Committee determines, approves and certifies that the requisite vesting conditions for the applicable Tranche have been satisfied in accordance with the determination process outlined in Section II and Section III below (each such event, a “Certification”). Any date on which the Committee reviews and determines whether requisite vesting conditions have been met is referred to herein as a “Determination Date.” Separate Certifications may occur on separate Determination Dates with respect to the achievement of each of a Stock Price Milestone and a Revenue Milestone that are required for the vesting of any particular Tranche, provided that the vesting date of such Tranche will be the date on which the latter Certification necessary in order for the Tranche to vest is completed. The Committee shall, periodically and upon request of the Grantee, assess whether the vesting requirements have been satisfied.
c.Notwithstanding anything herein to the contrary, in order for any Tranche to vest (including in the event of a Change in Control), (i) the satisfaction of the Stock Price Milestone for such Tranche must occur on or prior to September 30, 2026 and (ii) the satisfaction of the Revenue Milestone for such Tranche must occur on or prior to June 30, 2026 (or a Change in Control must have been consummated by such date) (the Date of Grant through the date referred to in (i) or (ii), as applicable, the “Performance Period”). Promptly following the end of the Performance Period applicable to the Stock Price Milestone, the Committee shall assess whether any vesting requirements have been satisfied as of September 30, 2026 and provide Certification of the same. Any Tranche of the Option that has not been satisfied as of such Certification will immediately be forfeited for no consideration and will never become vested, and the Option shall expire as to the shares subject to such unvested Tranche, which shares shall again be available for issuance under the Plan in accordance with the terms of the Plan.
d.The maximum term of the Option shall be ten (10) years so that absent earlier termination as provided herein, the Option shall expire automatically on the Expiration Date specified above (without regard to whether any or all of the Option vested or whether the Grantee exercised any vested part of the Option).

Table 1 – Vesting Requirements for Performance-Based Option
The following table sets forth the number of shares of Common Stock covered by the Option that shall become exercisable upon satisfaction of the Stock Price Milestones and Revenue Milestones during the applicable Performance Period in accordance with the terms set forth in this Agreement:

Tranche #	Number of Shares of Common Stock Subject to Option	Vesting Requirements [1]
		Stock Price Milestones [2]	Revenue Milestones [2]
1	200,000	$45.00	$4,000,000,000
2	200,000	$60.00	$4,800,000,000
3	200,000	$75.00	$5,800,000,000
4	200,000	$95.00	$6,800,000,000
5	200,000	$120.00	$8,000,000,000

[1]
Subject to other terms of this Agreement, in order for a particular Tranche to vest, both the Stock Price Milestone set forth next to such Tranche and the Revenue Milestone for such Tranche must be achieved prior to the end of the applicable Performance Period. Achievement of the vesting requirements for each Tranche shall be determined, approved and certified by the Committee, in its sole, good faith discretion. Subject to any applicable clawback provisions, policies or other terms herein, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a Tranche. For example, assume that after the first two Tranches have vested, the Committee determines that the Stock Price has exceeded $75.00, but the Company has not yet achieved the $5,800,000,000 Revenue Milestone. If the Committee later determines that the Company has achieved $5,800,000,000 in Revenue, and the Grantee continues to serve as the Chief Executive Officer of the Company (or in such other position with the Company or a Subsidiary as the Grantee and the Board may agree) through such Certification, then Tranche 3 will become vested, even if the Stock Price as of the date of such Certification has dropped below $75.00. In addition, for purposes of clarity, more than one Tranche may vest simultaneously upon a Certification, provided that the requisite Stock Price Milestones and Revenue Milestones for each Tranche have been met. For example, assume that none of the Tranches has vested, and upon a Certification, the Stock Price is determined to be $65.00 and Revenue of $4,800,000,000 had previously been met. As of the date of such Certification, and subject to the Grantee continuing to serve as the Chief Executive Officer of the Company (or in such other position with the Company or a Subsidiary as the Grantee and the Board may agree) through such date, both Tranches 1 and 2 will become vested.

[2]
The Stock Price Milestones and Revenue Milestones are subject to adjustment pursuant to the terms of the Nonqualified Stock Option Award Agreement relating to certain corporate transactions. See Section V.

II.Determination of Stock Price Milestone
For purposes of this Option, “Stock Price” on a Determination Date refers to the “60-day Stock Price” determined in accordance with the following:
a.A trading day refers to a day on which the primary stock exchange or national market system on which the Common Stock trades (e.g., the Nasdaq Global Select Market) is open for trading.
b.The Company’s daily stock price for a particular trading day refers to the closing price per share of Common Stock as of the close of such trading day, as reported by The Nasdaq Stock Market (“Nasdaq”) (or other reliable source selected by the Committee if Nasdaq is not reporting a closing price for that day) (such price, the “Daily Stock Price”).

c.The “60-day Stock Price” is equal to (a) the sum of the Daily Stock Price of the Company for each of the sixty (60) trading days immediately prior to and including the Determination Date, divided by (b) 60.
In order for the Stock Price Milestone set forth in Table 1 for any particular Tranche above to be met, the 60-day Stock Price must equal or exceed the value of such applicable Stock Price Milestone on any Determination Date.
III.Determination of Revenue Milestone
For purposes of this Option, “Revenue” on a Determination Date shall mean the Company’s total revenues, as reported by the Company in its financial statements on Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission (“SEC”), for the previous four (4) consecutive fiscal quarters of the Company. For the avoidance of doubt, for purposes of this Agreement, Revenue shall be such amount without application of any rounding used in reporting the amount in the Company’s Form 10-Q or 10-K, as applicable.
IV.Vesting Determination upon a Change in Control of the Company
a.Notwithstanding Sections I, II and III above, in the event of a Change in Control, for purposes of determining whether any Tranches vest on or as a result of such Change in Control, the Revenue Milestones shall be disregarded and only the Stock Price Milestones shall be required to be met for the vesting of Tranches.
b.In the event of a Change of Control, the 60-day Stock Price shall be disregarded and the Stock Price shall equal the greater of (i) the most recent closing price per share of Common Stock immediately prior to the effective time of such Change in Control, as reported by Nasdaq (or other reliable source selected by the Committee if Nasdaq is not reporting a closing price for that day), or (ii) the per share of Common Stock price (plus the per share of Common Stock value of any other consideration) received by the Stockholders in the Change in Control.
c.To the extent that any Tranche has not vested as of immediately before the effective time of the Change in Control and otherwise does not vest as a result of the Change in Control, such unvested Tranche will be forfeited automatically as of the effective time of the Change in Control and never shall become vested and the Option shall expire as to the shares subject to such unvested Tranche, which shares shall again be available for issuance under the Plan in accordance with the terms of the Plan.
V.Milestone Adjustments in the Event of Certain Corporate Transactions
a.Milestone Adjustments for Acquisitions. Following the closing of an Acquisition in which the Revenue of Target is greater than the Revenue Threshold, any and all Revenue Milestones that are unachieved as of immediately before the closing of such Acquisition will be increased as follows: for any Determination Date in the first fiscal quarter following the quarterly period that includes such Acquisition (the “Post-Acquisition Quarterly Period”), the Revenue Milestones will be increased by a dollar amount equal to 25% of the Revenue of Target applicable to such Acquisition; for any Determination Date in the second fiscal quarter following the Post-Acquisition Quarterly Period, the Revenue Milestones will be increased by a dollar amount equal to 50% of the Revenue of Target applicable to such Acquisition; for any Determination Date in the third fiscal quarter following the Post-Acquisition Quarterly Period, the Revenue Milestones will be increased by a dollar amount equal to 75% of the Revenue of Target applicable to such Acquisition; and for any Determination Date in the fourth fiscal quarter following the Post-Acquisition Quarterly Period or during the remainder of the term of the Option, the Revenue Milestones will be increased by a dollar amount equal to 100% of the Revenue of Target applicable to such Acquisition. Notwithstanding the foregoing, to the extent that, following such Acquisition, the Revenue of Target is otherwise included in the calculation of “Revenue” as provided in Section III above, then the Revenue Milestone shall be immediately increased by a corresponding amount, but without duplication of any increases provided in the previous sentence.
b.Milestone Adjustments for Spin-Offs. In the event of a spin-off involving the Company, the Committee may make such adjustments to the terms and provisions of this Option in accordance with Section 9 of the Nonqualified Stock Option Award Agreement.
VI.Termination Period
a.If the Grantee ceases to be the Chief Executive Officer (or serve in such other position with the Company or a Subsidiary as the Grantee and the Board may agree) for any reason, the Committee shall promptly assess whether any vesting requirements have been satisfied as of the Determination Date on or prior to the date the Grantee ceases to be the Chief Executive Officer (or serve in such other position, if applicable) and provide Certification of the same, effective as of the date the Grantee ceases to be the Chief Executive Officer (or serve in such other position, if applicable).
b.If the Grantee ceases to be the Chief Executive Officer (or serve in such other position with the Company or a Subsidiary as the Grantee and the Board may agree) for any reason, any portion of this Option that has not vested by the date of Grantee’s cessation as the Chief Executive Officer (or such other position, as applicable) will remain outstanding until the date of such final Certification specified in the immediately preceding paragraph (but in no event later than the Expiration Date) solely for purposes of such final Certification, and any such portion of the Option that fails to vest upon such final Certification will be forfeited automatically and never shall become vested and the Option shall expire as to the shares subject to such portion, which shares shall again be available for issuance under the

Plan in accordance with the terms of the Plan. If, upon the Grantee’s cessation as the Chief Executive Officer (or such other position, as applicable) the Grantee continues as an employee of the Company, and so long as the Grantee continues as an employee of the Company, any vested and unexercised portion of the Option may be exercised until the Expiration Date of the Option, unless terminated earlier in accordance with Section 4 of the Nonqualified Stock Option Award Agreement.
c.Notwithstanding the forgoing, this Option may expire other than as provided in this Section VI as provided in Section 4 of the Nonqualified Stock Option Award Agreement.
VII.Holding Period
a.During the Grantee’s lifetime, except as permitted under a cashless exercise in accordance with Section 6(b)(i)(b)(iii) of the Nonqualified Stock Option Award Agreement and to satisfy tax withholding obligations in accordance with Section 10 of the Nonqualified Stock Option Award Agreement, the Grantee shall not sell, transfer or dispose of the shares of Common Stock acquired upon exercise of the Option until March 2, 2024; provided, however, the Grantee may conduct transactions that involve merely a change in the form in which the Grantee owns such shares of Common Stock (e.g., transfer of shares of Common Stock to an inter vivos trust for which the Grantee is the beneficiary during the Grantee’s lifetime), or as permitted by the Committee consistent with the Company’s internal policies.
VIII.Miscellaneous
a.By Grantee’s acceptance of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company, Grantee agrees that this Option is granted under and governed by the terms and conditions of the Plan, this Notice and the Nonqualified Stock Option Award Agreement, attached hereto, all of which are made a part of this document. Grantee confirms that he has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions relating to the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.
b.Nothing in this Notice, the attached Nonqualified Stock Option Award Agreement or the Plan confers upon you any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate your employment or other service at any time.
c.Definitions. All capitalized terms in this Notice shall have the meaning assigned to them this Notice or in the Nonqualified Stock Option Award Agreement; provided, however, if a capitalized term is not defined in either this Notice or the Nonqualified Stock Option Award Agreement, then it will have the meaning assigned to it in the Plan.
In witness whereof, Super Micro Computer, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

Super Micro Computer, Inc.

By: ____________________________________
David Weigand, CFO

Agreed and accepted:

Grantee: ________________________________
     Charles Liang